Unified Financial Securities, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Letter Agreement

November 15, 2012

To:	The Huntington Funds

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Dear Mr. Young:

We have been engaged as the Distributor to the Huntington U.S. Treasury Money Market Fund (the “Fund”) pursuant to the Amended Distribution Agreement dated August 31, 2012 as approved by the Board of Trustees.

Effective as of the date above, we hereby agree to offer shares of the Fund’s Trust Class to direct shareholders through a Special Program as allowed by the Fund’s prospectus, but only to the extent that such accounts have a minimum investment balance of $250,000 and that the order is received and the Fund receives payment in federal funds by 1:00 p.m. Eastern Time. This Agreement shall continue in place until the earlier to occur of written notice of termination by either party, or such date as the Fund is liquidated in accordance with the provisions of the Declaration of Trust or Bylaws.

Very truly yours,

UNIFIED FINANCIAL SECURITIES, INC.

By:	/s/ John C. Swhear
John C. Swhear
Vice President and Chief Compliance Officer

Acceptance

The foregoing is hereby accepted.

THE HUNTINGTON FUNDS

By:	/s/ Matthew J. Miller
Matthew J. Miller
Vice President